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                              [Schein Letterhead]

August 1, 1999

Mr. Javier Cayado
30 Sail Harbor
New Fairfield, CT 06470

Dear Jay:

In connection with your transition from full-time employee to part-time employee, we are confirming all of our agreements as follows:

1. Notwithstanding anything to the contrary contained in the employment agreement (the "Employment Agreement") dated November 22, 1993 between you and Schein Pharmaceutical, Inc. (the "Company"), the status of your employment with the Company will change from full-time employee to part-time employee effective August 1, 1999 (such date hereinafter referred to as the "Transition Date").

2. Effective upon the Transition Date, the Employment Agreement will be superceded by this Agreement, and the Employment Agreement will no longer be of any force or effect.

3. The term of this Agreement shall be the two-year period commencing on the Transition Date and ending on July 31, 2001, subject to earlier termination or extension as provided herein (the "Term"). The Term may be extended at the election of the Company for successive one-year periods unless at least 90 days prior to end of then Term you notify the Company in writing that the Term shall terminate at the end of the then Term. You may terminate the Term upon 90 days' written notice to the Company. In addition, the Term shall terminate upon your death and may be terminated by the Company at any time for Cause. For purposes of this Agreement, "Cause" means (i) your wilful and continued failure substantially to perform your duties with the Company, (ii) fraud, misappropriation or intentional material damage to the property or business of the Company or
      (iii) commission of a felony.

4. During the Term, the Company will employ you, and you agree to be so employed, as Senior Vice President on a part-time basis on the following terms:

            (a) You will be paid base compensation ("Base Compensation") of $150,000 per year during the period beginning on the Transition Date through the end of the Term, payable in equal quarterly installments of $37,500 on the first day of each quarter (the "Quarterly Installment"), and otherwise in accordance with the normal payroll practices of the Company.

            (b) You will be paid fees ("Assignment Fees") for assignments that may be offered to you from time to time by the Company in its sole discretion at a rate of $3,000 per day, plus reasonable expenses. Each Quarterly Installment will be credited

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                        against any Assignment Fees earned for such quarter. You
                        will not be required to repay any Quarterly Installment, or any part thereof, if the Assignment Fees earned for such quarter are less than the Quarterly Installment.

            (c) You will be available to the Company during the Term, as reasonably requested by the Company, to, among other things, assist the Company in connection with its manufacturing and technical operations, and generally assist in such other matters as the Company may reasonably request. You will be available to meet in person with Company executives and others and to travel as reasonably requested by the Company. The Company will endeavor to give you reasonable prior notice of any occasion for which your presence is required and of any travel which may be so requested. You will be reimbursed by the Company for all expenses reasonably incurred by you in connection with any such travel in accordance with the Company's usual practices.

            (d) You will continue to be an employee of the Company and not an independent contractor.

5. From and after the Transition Date, the Company and you each will pay its respective portion of the premiums to continue health, dental, vision and life insurance coverage for you, your spouse and dependents, in each instance with such coverage as is in effect from time to time under the applicable Company program, through the Term.

6. From and after the Transition Date through the Term, you will continue to be eligible to contribute, but will not be eligible for any additional contribution or matching contribution by the Company, to your account under the Retirement Plan of Schein Pharmaceutical, Inc. and Affiliates (the "Plan") for any calendar year unless you work more than 1,000 hours in such year. The balance in your account will continue to be invested at your direction in accordance with the terms and conditions of the Plan, and will reflect your investment results.

7. Each of your option agreements (the "Option Agreements") with the Company shall remain in effect in accordance with their terms and all Options (as defined in the Option Agreements) shall continue to vest in accordance with the terms of the Option Agreements. If this Agreement terminates other than for Cause prior to July 31, 2001, all unvested Options shall be fully vested as of the date of such termination, and each Option not previously exercised shall be exercisable immediately in full and shall remain exercisable thereunder until the earlier of the first anniversary of the date of such termination and the tenth anniversary of the date of grant of such Option.

8. Your Deferred Compensation Agreement with the Company dated November 22, 1993 (the "Deferred Compensation Agreement") is hereby amended, effective as of the Transition Date, to provide that if this Agreement terminates other than for Cause prior to September 30, 2000, you will be paid promptly after such termination any remaining unpaid Deferred Compensation Amount (as defined in the Deferred Compensation Agreement), whether or not then due under the Deferred Compensation


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      Agreement. Except as amended hereby, the Deferred Compensation Agreement shall remain in full force and effect, without modification.

9. Your employee confidentiality and non-disclosure undertaking with the Company dated December 27, 1993 (the "Confidentiality and Non-Disclosure Undertaking") shall remain in full force and effect, without modification.

10. In addition to the programs specifically referenced in this Agreement, you may participate in other benefit plans maintained by the Company from time to time in which part-time employees are eligible to participate, in accordance with the terms and conditions of such plans.

11. You will not, at any time during your employment by the Company and for one year thereafter (the "Restrictive Period"), directly or indirectly, any place within the United States, engage in or become interested in (as owner, stockholder, partner, director, officer, employee, consultant, agent or otherwise) any business competitive with the business conducted by the Company. You acknowledge that this provision is necessary for the Company's protection and is reasonable, since you are able to obtain employment with companies whose businesses are not competitive with those of the Company and with companies in other areas. If, however, any provision of this paragraph is held to be unenforceable because of the duration, geographical area or scope of the restriction, the court making that determination shall modify that provision to the extent necessary to make it valid. Ownership of less than 5% of any class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 shall not be considered a violation of the provisions of this paragraph.

      You will not, during the Restrictive Period, directly or indirectly employ or retain, solicit the employment or retention of, or be associated with any entity that employs or retains or solicits the employment or retention of, any person who was an employee of the Company at any time during the twelve months preceding the termination of your employment or during the Restrictive Period.

      Any discovery, design or improvement that you develop during your employment or during the Restrictive Period (whether or not during your regular working hours or on the Company's premises) and that is related to the Company's business or research activities as then conducted or contemplated, shall belong to the Company and shall be promptly disclosed to the Company. During your employment and thereafter you shall, without additional compensation, execute and deliver to the Company any instruments of transfer and take any other action that the Company may request to carry out the provisions of this paragraph.

      Since a breach by you of the provisions of this paragraph 11 or the Confidentiality and Non-Disclosure Undertaking would injure the Company in a way that could not be adequately compensated for by damages, in addition to any other remedies available to


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      the Company it may obtain an injunction restraining any such breach, without the necessity of showing actual damage and without any bond or other security being required.

12. You acknowledge and agree that the payments referred to in paragraph 4 above exceed any payments to which you are or might otherwise be entitled to under any policy, plan, practice, procedure or prior agreement or contract. In consideration of the Company entering into this Agreement, you hereby release the Company, its subsidiaries, directors, officers, agents and employees and any of its successors, assigns or affiliates and their heirs, successors and assigns, from any and all liabilities, claims and causes of action, known or unknown, now existing or which may hereafter accrue, which relate to or arise out of your employment through the Transition Date, including, but not limited to, claims under the Employment Agreement, Title VII of the Civil Rights Act of 1964, as amended in 1991, the Equal Pay Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Age Discrimination In Employment Act, ERISA and any other federal, state and local law or any common law. You are not, however, releasing any claims relating to the Company's failure to perform it obligations under this Agreement.

      You understand that by releasing the Company, it is not intended to imply that the Company has done anything unlawful or wrong and the acceptance of this release and the payments made and benefits allowed to you pursuant to this Agreement do not constitute an admission of any liability by either party. In consideration of the Company entering into this Agreement, you also promise never to file a lawsuit asserting any claims that are released in the preceding paragraph. You agree that under no circumstances will you induce, encourage, solicit or assist any person or entity to file or pursue any claim or proceeding of any kind against any person or entity released by you in this Agreement.

13. Both you and the Company acknowledge that this Agreement, the Deferred Compensation Agreement, the Option Agreements and the Confidentiality and Nondisclosure Undertaking constitute the entire agreement of the parties hereto with respect to the subject matter hereof and that there are no other agreements or understandings, oral or written, between the parties with respect to the subject matter hereof. You agree that you will keep the terms and existence of this Agreement strictly confidential; provided, however, that you may discuss this Agreement and its terms with your professional advisors and members of your immediate family who will not disclose the terms or existence of this Agreement. But for this Agreement, you would not be entitled to the benefits provided herein under the Company's policies or procedures.

      You understand and acknowledge that your representations and commitments contained in this Agreement are essential, material and indispensable conditions of this Agreement and that the Company would not be entering into the agreements hereunder, except for these representations and commitments. It is agreed that in the event you take any action or engage in any conduct in violation of this Agreement or you seek to challenge the enforceability of any provision of this Agreement, or such action or conduct is taken on


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      your behalf, the Company may, at its option, void this entire Agreement and cease to pay or provide any benefits provided to you pursuant to this Agreement and recover from you as liquidated damages the amounts paid to you under the terms of the agreements hereunder.

      You will be given a period of 21 days to review and consider this Agreement. You may use as much of this 21 day period as you wish prior to signing this Agreement. You may revoke this Agreement within 7 days of signing it. Revocation can be made by delivering a written notice of revocation to Oliver N. Esman, Senior Vice President, Corporate Human Resources and Information Systems. For this revocation to be effective, written notice must be received no later than the close of business on the eighth day after you sign this Agreement. If you revoke this Agreement, it shall not be effective or enforceable.

      You are strongly encouraged to consult with your attorney before signing this Agreement. It is your decision whether or not to do so. By signing this Agreement, you acknowledge that (a) you have carefully reviewed and understand the contents of this Agreement, (b) you have been given sufficient time to review it with any person of your choosing in order to determine whether or not to enter into this Agreement and (c) you acknowledge that you are voluntarily entering into this Agreement.

14. This Agreement shall be binding upon and inure to the benefit of you and your legal representatives and the Company and any assignee or successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

15.   This Agreement is enforceable under the laws of the State of New Jersey.


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If you wish to accept this offer under the terms outlined above, please sign below, date your signature and return the signed document to me.

Sincerely,

SCHEIN PHARMACEUTICAL, INC.


By: /s/ Oliver N. Esman
      -----------------------------------
      Oliver N. Esman, Senior Vice
      President,
      Corporate Human Resources
      and Information Systems


ACCEPTED AND AGREED AS OF THE
DATE FIRST SET FORTH ABOVE:

      /s/ Javier Cayado
      ------------------------------------
      Javier Cayado


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